EXHIBIT 99.1

                                                          Contact: Paul V. Maier
                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573

      LIGAND ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER OF FISCAL 2006 PRODUCT SALES INCREASE 13% IN SECOND QUARTER OF 2006 VERSUS PRIOR YEAR

SAN DIEGO, CA AUGUST 9, 2006---Ligand Pharmaceuticals Incorporated (NASDAQ:
LGND) (the "Company" or "Ligand") announced unaudited financial results for its second quarter of fiscal year 2006.
         Total revenues for the three months ended June 30, 2006 were $48.4 million compared to $45.8 million for the same 2005 period, an increase of 6%. Net product sales for the three months ended June 30, 2006 were $47.3 million compared to $41.7 million for the same period in 2005, an increase of 13%. Loss from operations was $11.0 million for the three months ended June 30, 2006 compared to $6.5 million for the same 2005 period. Net loss for the quarter ended June 30, 2006 was $16.0 million ($0.20 per share) compared to $8.9 million ($0.12 per share) for the same 2005 period. Net loss included the accretion and reduction in net present value of the co-promote termination liability to fair value as of June 30, 2006 of $3.1 million, relating to the termination of the Organon co-promotion agreement. Excluding the effect in second quarter 2006 of the Organon co-promotion agreement termination charges, adjusted net loss would have been $12.9 million ($0.16 per share) in second quarter 2006.(1)
         Total revenues for the six months ended June 30, 2006 were $99.4 million compared to $82.8 million for the same 2005 period, an increase of 20%. Net product sales for the six months ended June 30, 2006 were $95.3 million compared to $76.8 million for the same 2005 period an increase of 24%. Loss from operations was $148.1 million for the six months ended June 30, 2006 compared to $22.3 million for the same 2005 period. Loss from operations included one-time termination charges of $132.5 million relating to the termination of the Organon co-promotion agreement. Excluding the effect of the Organon co-promotion agreement termination charges, adjusted loss from operations would have decreased from $22.3 million in the first six months of 2005 to $15.6 million in the first six months of 2006, an improvement of 30%. Net loss for the six months ended June 30, 2006 was $158.2 million ($2.03 per share) compared to $27.4 million ($0.37 per share) for the same 2005 period. Net loss included termination charges of $139.3 million including one time termination charges of $132.5 million and the accretion of the co-promote termination liability to fair value as of June 30, 2006 of $6.8 million, relating to the termination of the Organon co-promotion agreement. Excluding the effect in the first six months of 2006 of the Organon co-promotion agreement termination charges, adjusted net loss would have decreased from $27.4 million ($0.37 per share) in the first six months of 2005 to $18.9 million ($0.24 per share) in the first six months of 2006, an improvement of 31%. (1)


--------------------------------------------------------------------------------

(1) Reconciliation of NON-GAAP financial measures to GAAP is presented at the end of this release.

"Ligand's continued product sales growth of 13% in the second quarter and 24% in the first half of 2006 compared to the same periods in 2005 reflects strong AVINZA net sales growth of 23% to $33.7 million in the second quarter 2006" said Paul V. Maier, Ligand's senior vice president and chief financial officer. "The improvement in product gross margins to 79% in the first half of 2006 compared to 72% in the first half of 2005 continued the positive trend experienced in 2005. We ended the second quarter 2006 with total cash balances of $62.6 million within an expected range. We are pleased to have reached an agreement to settle the class action and derivative securities litigation during the second quarter which should allow the organization to focus on the company's core business and ongoing strategic alternatives process," said Maier.

TOTAL NET PRODUCT SALES:
         Total net product sales for the three months ended June 30, 2006 were $47.3 million compared to $41.7 million for the same 2005 period, an increase of 13%. Total net product sales for the six months ended June 30, 2006 were $95.3 million compared to $76.8 million for the same 2005 period, an increase of 24%. A comparison of total net product sales by product is as follows (in thousands):

                                                                                      SIX MONTHS ENDED
                                                  THREE MONTHS ENDED JUNE 30,             JUNE 30,
                                                 ------------------------------ ------------------------------
                                                     2006            2005            2006           2005
                                                 --------------  -------------- --------------- --------------
AVINZA(R)                                          $     33,651    $     27,461   $      66,146   $     49,458
ONTAK(R)                                                  8,204           8,779          17,386         16,803
Targretin(R) capsules                                     4,996           4,671           9,998          8,686
Targretin(R) and Panretin(R) gels                           476             824           1,781          1,833
                                                 --------------  -------------- --------------- --------------
    TOTAL NET PRODUCT SALES                      $       47,327    $     41,735   $      95,311   $     76,780
                                                 ==============  ============== =============== ==============

         Sales of AVINZA increased 23% to $33.7 million and 34% to $66.1 million for the three and six months ended June 30, 2006, compared to $27.5 million and $49.5 million, respectively for the same 2005 period. The increase in sales for the three and six months ended June 30, 2006 reflects the impact of a 7% price increase effective April 1, 2005 as well as a shift in the mix of prescriptions to the higher doses of AVINZA. The change in net sales for the first half of 2006 also reflects an approximate 1% increase in prescriptions compared to the prior year period while prescriptions for the second quarter 2006 experienced a 3% decrease compared to the same 2005 period. Additionally, prescriptions for the three months ended June 30, 2006 were 1% lower compared to the three months ended March 31, 2006. These trends reflect a continuing decrease in prescriptions under Medicaid contracts as marginal Medicaid contacts are terminated partially offset by increases in prescriptions under managed care contracts and Medicare Part D. In addition, the increase in AVINZA net sales for the second quarter of 2006 further reflects a reduction in Medicaid rebate of approximately $4.4 million, partially offset by an increase in managed care rebates of approximately $0.2 million.

AVINZA net sales for the three and six months ended June 30, 2006 also reflect an approximate charge of $2.1 million for losses expected to be incurred on product returns resulting from a 6% price increase effective July 1, 2006. This compares to a charge of $3.5 million recorded for the three months ended March 31, 2005. This decrease in the charge for the 2006 period is primarily due to lower rates of return on lots that closed out in the first and second quarter of 2006. AVINZA net sales for the three and six months ended June 30, 2006 also benefited from a reduction in the existing allowance for return losses of $2.4 million and $3.0 million, respectively, due to lower rates of return on lots that closed in 2006.
         Sales of ONTAK were $8.2 million and $17.4 million, respectively for the three and six months ended June 30, 2006 compared to $8.8 million and $16.8 million for the same 2005 period. ONTAK sales for the 2006 periods were positively impacted by a 7% price increase effective January 1, 2005 and a 4% price increase effective July 1, 2005. However, ONTAK sales for the three months ended June 30, 2006 compared to the prior year period were negatively impacted by a 16% decrease in wholesaler outmovement due primarily to a decline in the office segment of the market which was affected by negative changes in the Centers for Medicare and Medicaid Services reimbursement rates. We expect more favorable reimbursement rates in 2006 compared to 2005. We may continue to experience quarter to quarter fluctuations in demand, however, as hospitals and clinics administering ONTAK adjust to the changing reimbursement environment.
         Sales of Targretin capsules increased to $5.0 million (up 6%) and $10.0 million (up 15%), respectively, for the three and six months ended June 30, 2006 compared to $4.7 million and $8.7 million for the same 2005 period. Targretin capsules sales for the three and six months ended June 30, 2006 also benefited from a 34% and 42% increase, respectively, in unit sales in Europe compared to the prior year periods. As a result of implementation of the section 641 Demonstration Program and Medicare Part D, we expect improved patient access in the second half of 2006.

GROSS MARGIN:
         Gross Margin on product sales was 78.3% for the three months ended June 30, 2006 compared to 74.4% for the same 2005 period. For the six months ended June 30, 2006, gross margin on product sales was 79.0% compared to 71.7% for the same 2005 period. The improvement in gross margin percentages in 2006 is primarily attributed to price increases, lower AVINZA Medicaid rebates, lower allowances for return losses and higher AVINZA net sales to cover the fixed amortization of intangible assets.
         The increase in gross margin percentages for the three and six months ended June 30, 2006 reflects higher AVINZA net sales due to lower Medicaid rebates of approximately $4.4 million and $6.9 million, respectively, partially offset by managed care rebates of approximately $0.2 million and $1.6 million, respectively.

         Overall, given the continuing impact of price increases and the fixed level of amortization of the capitalized license, royalty and technology rights, we expect the overall gross margin percentage to increase as sales of AVINZA and ONTAK increase.

COLLABORATIVE R&D/OTHER REVENUES:

                  Collaborative research, development and other revenues for the three and six months ended June 30, 2006 were $1.1 million and $4.1 million, respectively, compared to $4.1 million and $6.0 million, respectively, for the same 2005 period. Development milestones for the 2006 period reflect a milestone of $2.0 million earned in the first quarter from GlaxoSmithKline in connection with the commencement of Phase III studies of eltrombopag and a $0.3 million milestone earned in the second quarter from Wyeth in connection with the filing of an NDA for bazedoxifene.

R&D:
         Research and development expenses were $13.9 million (down 4%) and $26.1 million (down 11%) respectively, for the three and six months ended June 30, 2006 compared to $14.5 million and $29.3 million, respectively, for the same 2005 periods. Spending decreased in both new product development and existing product support. The decrease in expenses related to new product development is due primarily to a reduced level of spending on Phase III clinical trials for Targretin capsules in NSCLC partially offset by an increase in LGD4665 thrombopoietin (TPO) and LGD5552 (glucocorticoid agonists) expenses as our lead drug candidates were moved to IND track. We expect INDs for both products to be filed in the fourth quarter of 2006.

SG&A:
         Selling, general and administrative expense was $24.6 million and $47.0 million, respectively, for the three and six months ended June 30, 2006 compared to $20.1 million and $39.4 million, respectively, for the same 2005 periods. The increase is primarily due to legal costs (incurred in connection with the ongoing SEC investigation; shareholder litigation and our strategic alternatives process) which increased by approximately $2.7 million and $4.0 million, respectively, for the three and six months ended June 30, 2006 compared to the prior year periods. Legal expenses incurred in connection with shareholder litigation during the three months ended June 30, 2006 that were not covered under the company's D&O insurance policy amounted to approximately $1.4 million.
         G&A expenses were also higher for the first and second quarters of 2006 due to higher audit and consultant fees in connection with our 2005 and 2006 SOX compliance programs. In addition, AVINZA advertising and promotion expenses increased in the three and six months ended June 30, 2006 compared to the prior year periods when Ligand and Organon shared equally all AVINZA promotion expenses. We expect SG&A expenses to continue to be higher in the second half of 2006 compared to the prior year due to the ongoing cost of compliance with the Sarbanes-Oxley Act, legal expenses in connection with the SEC investigation and strategic alternatives process and the expense to be recognized in connection with the employee retention agreements previously disclosed.

ACCOUNTING FOR STOCK BASED COMPENSATION:

    Effective January 1, 2006, the Company adopted SFAS 123(R), using the modified prospective transition method. The implementation of SFAS 123(R) resulted in employee compensation expense of approximately $1.2 million and $1.8 million, respectively, for the three and six months ended June 30, 2006, respectively.

CO-PROMOTION:
         Co-promotion expense due to Organon amounted to $11.1 million and $21.9 million, respectively, for the three and six months ended June 30, 2006 compared to $7.0 million and $14.7 million, respectively, for the same 2005 periods. The 2006 co-promotion expense is based on an agreement to pay Organon 23% of net AVINZA product sales in connection with the AVINZA termination and return of co-promote rights agreement with Organon compared to co-promote expense in the prior year period based on 30% of net AVINZA product sales per the original co-promotion agreement. Co-promotion expense for the three and six months ended June 30, 2006 also includes $3.3 million and $6.6 million, respectively, which represents the pro-rata accrual of a $10.0 million payment we agreed to make to Organon in January 2007 provided that Organon achieves the required level of sales calls during the transition period.

CO-PROMOTE TERMINATION CHARGES AND ACCOUNTING IMPACT:
         In January 2006, the Company signed an agreement with Organon that terminated the AVINZA co-promotion agreement between the two companies and returned AVINZA co-promotion rights to Ligand. The co-promotion termination charges were recognized as liabilities and expensed as costs of termination. Co-promote termination charges recorded in the six months ended June 30, 2006 represent the cost associated with the termination agreement totaling $132.5 million, and is primarily comprised of a $37.75 million payment the Company agreed to make to Organon in October 2006 and the fair value of subsequent quarterly payments estimated at approximately $95.2 million as of January 1, 2006 the Company will make to Organon based on net product sales of AVINZA through November 2017. The co-promote termination liability as of June 30, 2006 also includes approximately $6.8 million of accretion expense to reflect the net present value of the liability as of that date which is included in interest expense.
         Co-promote termination charges for the three months ended June 30, 2006 included a $0.4 million credit which reflects a reduction in net present value of the co-promote termination liability resulting from the updated estimate of AVINZA net product sales as of June 30, 2006.

LIQUIDITY:
         Cash, cash equivalents, short term investments and restricted investments totaled $62.6 million at June 30, 2006 compared to $69.5 million at March 31, 2006. Operating activities used cash of $6.4 million for the three months ended June 30, 2006 primarily due to a decrease in accrued liabilities.

STRATEGIC PROCESS:
         As announced on November 18, 2005, Ligand has retained UBS to explore all strategies to maximize shareholder value. That process remains ongoing and, as such, Ligand will not hold a conference call in conjunction with this release.

ABOUT LIGAND
         Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.

NOTES REGARDING NON-GAAP FINANCIAL MEASURES
         The information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as information presented on a pro-forma basis. These pro-forma financial measures are considered "non-GAAP" financial measures. Generally, a non-GAAP financial measure, within the meaning of Securities and Exchange Commission (SEC) Item 10 to Regulation S-K, is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. The Company believes that this presentation of pro-forma results provides useful information to both management and investors by excluding the one-time termination charges of $132.5 million relating to the termination of the Organon co-promotion agreement, which management does not believe is indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results from operations prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro-forma financial measure with the most directly comparable GAAP-based financial measure.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

         This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand's judgment and involve risks and uncertainties as of the date of this release. The statements include those related to pro forma financial results (both GAAP and pro forma) and data, including revenues sales growth and demand, estimates, future payments, management's expectations and trend analyses, improvements in gross margins, patient access to products and patent expiration. Actual events or results may differ from Ligand's expectations, judgments and beliefs. For example, there can be no assurance that pro forma financial results are indicative of future GAAP financial results; that sales growth or demand will continue, that our estimates or trend analyses will be accurate and will not require or result in future adjustments, that gross margins will continue at current levels or improve; that improvements in reimbursement or patient access will occur; that patents will expire on the expected dates; nor that the strategic process will be successful or yield preferred results in any particular timeframe or at all; nor that the search for a new Chief Executive Officer will be successfully completed.
         Moreover, current and future financial results depend on estimates and the proper operation of highly-complex accounting models, all of which are subject to change and errors. The Company has previously reported and expects to identify material weaknesses in its internal control over financial reporting which could have a material adverse effect in our ability to accurately and timely report financial information. Changes and/or efforts in our financial data may be material either individually or in the aggregate. Any change, error or delay in preparing financial statements or filings could adversely affect our financial results, timeliness of SEC filings, and stock price.
         Additional information concerning these or other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the SEC, available via Ligand's web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
         AVINZA, Targretin, ONTAK and Panretin are registered trademarks of Ligand Pharmaceuticals Incorporated. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.

                                       ###

                       LIGAND PHARMACEUTICALS INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (in thousands, except share and per share data)

                                                       THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                    --------------------------------  -------------------------------
                                                         2006             2005             2006            2005
                                                    ---------------  ---------------  --------------  ---------------
REVENUES:
  Product sales                                     $      47,327    $      41,735    $      95,311    $      76,780
  Collaborative research and development and
    other revenues                                          1,120            4,064            4,092            6,004
                                                    ---------------  ---------------  ---------------  --------------
    Total revenues                                         48,447           45,799           99,403           82,784
                                                    ---------------  ---------------  ---------------  --------------

OPERATING COSTS AND EXPENSES:
  Cost of products sold                                    10,266           10,667           20,006           21,732
  Research and development                                 13,895           14,524           26,113           29,259
  Selling, general and administrative                      24,637           20,149           46,988           39,364
  Co-promotion                                             11,073            6,966           21,880           14,706
  Co-promote termination charges                             (434)              --          132,507               --
                                                    ---------------  ---------------  ---------------  --------------
    Total operating costs and expenses                     59,437           52,306          247,494          105,061

Loss from operations                                      (10,990)          (6,507)        (148,091)         (22,277)

Other expense, net                                         (4,968)          (2,417)         (10,096)          (5,119)
                                                    ---------------  ---------------  ---------------  --------------

Net loss                                            $     (15,958)   $      (8,924)   $    (158,187)   $     (27,396)
                                                    ===============  ===============  ===============  ==============

BASIC AND DILUTED PER SHARE AMOUNTS:
  Net loss                                          $      (0.20)    $       (0.12)    $      (2.03)    $      (0.37)
                                                    ===============  ===============  ===============  ==============
  Weighted average number of common shares             78,539,820       74,036,753       78,021,236       73,976,939
                                                    ===============  ===============  ===============  ==============

                       LIGAND PHARMACEUTICALS INCORPORATED
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (in thousands, except share and per share data)


THE TABLE BELOW IS A RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") LOSS FROM OPERATIONS, NET LOSS, AND BASIC AND DILUTED NET LOSS PER SHARE AMOUNTS TO SUCH AMOUNTS ADJUSTED FOR THE ELIMINATION OF THE ONE-TIME CHARGE OF THE ORGANON CO-PROMOTION TERMINATION AGREEMENT (NON-GAAP FINANCIAL MEASURES)

                                                                                                           THREE MONTHS
                                                                                                               ENDED
                                                            THREE MONTHS ENDED JUNE 30, 2006               JUNE 30, 2005
                                                 ------------------------------------------------------  ------------------
                                                                                         PRO-FORMA
                                                   AS REPORTED      ADJUSTMENTS         AS ADJUSTED         AS REPORTED
                                                 ---------------- ----------------  -------------------  ------------------

REVENUES:
  Product sales                                  $       47,327                        $       47,327     $       41,735
  Collaborative research and development and
    other revenues                                        1,120                                 1,120              4,064
                                                 ----------------                   --------------------  -----------------
    Total revenues                                       48,447                                48,447             45,799
                                                 ----------------                   --------------------  -----------------


OPERATING COSTS AND EXPENSES:
  Cost of products sold                                  10,266                                10,266             10,667
  Research and development                               13,895                                13,895             14,524
  Selling, general and administrative                    24,637                                24,637             20,149
  Co-promotion                                           11,073                                11,073              6,966
  Co-promote termination charges                           (434)             434  (1)             --                  --
                                                 ---------------- ----------------  --------------------  -----------------
    Total operating costs and expenses                   59,437              434               59,871             52,306
                                                 ---------------- ----------------  --------------------  -----------------

Loss from operations                                    (10,990)            (434)             (11,424)            (6,507)

Other expense, net                                       (4,968)           3,500  (2)          (1,468)            (2,417)
                                                 ---------------- ----------------  --------------------  -----------------

Net loss                                         $      (15,958)  $        3,066       $      (12,892)    $       (8,924)
                                                 ================ ================  ====================  =================

BASIC AND DILUTED PER SHARE AMOUNTS:
  Net loss                                       $      (0.20)                         $       (0.16)     $        (0.12)
                                                 ----------------                   --------------------  -----------------
  Weighted average number of common shares            78,539,820                           78,539,820         74,036,753
                                                 ================                   ====================  =================





(1) Represents a reduction in the co-promote termination liability based on the Company's updated estimate of future AVINZA net sales.

 (2) Represents the accretion of interest expense to reflect the increase in net present value of the Organon termination liability from April 1, 2006 to June 30, 2006.

                       LIGAND PHARMACEUTICALS INCORPORATED
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (in thousands, except share and per share data)


THE TABLE BELOW IS A RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") LOSS FROM OPERATIONS, NET LOSS, AND BASIC AND DILUTED NET LOSS PER SHARE AMOUNTS TO SUCH AMOUNTS ADJUSTED FOR THE ELIMINATION OF THE ONE-TIME CHARGE OF THE ORGANON CO-PROMOTION TERMINATION AGREEMENT (NON-GAAP FINANCIAL MEASURES)

                                                                                                       SIX MONTHS ENDED
                                                            SIX MONTHS ENDED JUNE 30, 2006              JUNE 30, 2005
                                                 ----------------------------------------------------  ------------------
                                                                                       PRO-FORMA
                                                   AS REPORTED       ADJUSTMENTS      AS ADJUSTED        AS REPORTED
                                                 ---------------- ----------------   ----------------  ------------------
REVENUES:
  Product sales                                  $       95,311                      $       95,311    $         76,780
  Collaborative research and development and
    other revenues                                        4,092                               4,092               6,004
                                                 ----------------                    ----------------  ----------------
    Total revenues                                       99,403                              99,403              82,784
                                                 ----------------                    ----------------  ------------------

OPERATING COSTS AND EXPENSES:
  Cost of products sold                                  20,006                              20,006              21,732
  Research and development                               26,113                              26,113              29,259
  Selling, general and administrative                    46,988                              46,988              39,364
  Co-promotion                                           21,880                              21,880              14,706
  Co-promote termination charges                        132,507         (132,507) (1)            --                  --
                                                 ---------------- ----------------   ----------------  ------------------
    Total operating costs and expenses                  247,494         (132,507)           114,987             105,061
                                                 ---------------- ----------------   ----------------  ------------------


Loss from operations                                   (148,091)         132,507            (15,584)            (22,277)


Other expense, net                                      (10,096)           6,800  (2)        (3,296)             (5,119)
                                                 ---------------- ----------------   ----------------  ------------------

Net loss                                         $     (158,187)  $      139,307     $      (18,880)   $        (27,396)
                                                 ================ ================   ================  ==================

BASIC AND DILUTED PER SHARE AMOUNTS:
  Net loss                                       $        (2.03)                     $        (0.24)   $          (0.37)
                                                 -----------------                   ----------------  ------------------
   Weighted average number of common shares            78,021,236                          78,021,236          73,976,939
                                                 ================                    ================  ==================






(1) Represents a termination payment to be made to Organon of $37.75 million on October 15, 2006 and the estimated net present value at a discount rate of 15%, as of January 1, 2006 (the effective date of the termination agreement), of quarterly payments to be made to Organon based on 6.5% of reported AVINZA net sales through December 2012 and thereafter, 6% of reported AVINZA net sales through November 2017. This amount includes a $0.4 million reduction in the net present value of liability resulting from updated estimate of AVINZA net sales as of June 30, 2006.


 (2) Represents the accretion of interest expense to reflect the increase in net present value of the Organon termination liability from January 1, 2006 to June 30, 2006.

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                 (in thousands)


ASSETS                                                                   JUNE 30, 2006       DECEMBER 31, 2005
                                                                        -----------------  -----------------------
Current assets:
  Cash, cash equivalents and short-term investments                     $        60,783    $             86,930
  Other current assets                                                           53,120                  46,037
                                                                        -----------------  -----------------------
    Total current assets                                                        113,903                 132,967
Restricted investments                                                            1,826                   1,826
Property and equipment, net                                                      21,561                  22,483
Acquired technology, product rights and royalty buy-down                        139,766                 146,770
Other assets                                                                      8,876                  10,573
                                                                        -----------------  -----------------------
                                                                        $       285,932    $            314,619
                                                                        =================  =======================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities, excluding deferred revenue and co-promote
  termination liability                                                 $        80,264    $             77,692
Current portion of deferred revenue, net                                        143,102                 157,519
Current portion of co-promote termination liability                              45,046                      --
Long-term debt                                                                  139,463                 166,745
Long-term portion of co-promote termination liability                            94,261                      --
Other long-term liabilities                                                       9,953                  10,737
Common stock subject to conditional redemption                                   12,345                  12,345
Stockholders' deficit                                                          (238,502)               (110,419)
                                                                        -----------------  -----------------------
                                                                        $       285,932    $            314,619
                                                                        =================  =======================



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